Exhibit 99

April 23, 2003

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES

FIRST QUARTER 2003 RESULTS

Company Posts Double-Digit Sales Increase Over First

Quarter 2002

Salt Lake City, Utah, April 23, 2003 — Sonic Innovations, Inc. (Nasdaq: SNCI), a leading producer of advanced digital hearing aids, today announced results for its first quarter ended March 31, 2003. Net sales of $17,014,000 in the first quarter 2003 were up 13% from net sales of $15,104,000 in the first quarter 2002. Net loss was $846,000, or $.04 per share, in the first quarter 2003 compared to a net loss of $419,000, or $.02 per share, in the first quarter 2002.

North American sales of $9,504,000 in the first quarter 2003 were up 3% from last year’s first quarter sales of $9,236,000 as a result of sales from the company’s Canadian operations, which were acquired mid-year 2002. European sales of $4,298,000 in the first quarter 2003 were up 46% from last year’s first quarter sales of $2,946,000 as a result of several acquisitions made during 2002 and a favorable effect from foreign currency. Rest of world sales of $3,212,000 in the first quarter 2003 were up 10% from last year’s first quarter sales of $2,922,000 on the strength of the company’s Australian business, offset somewhat by a reduction in sales to Japan and Brazil.

Gross profit was $9,219,000 in the first quarter 2003, up $1,556,000, or 20%, from gross profit of $7,663,000 in last year’s first quarter. Gross margin of 54.2% in the first quarter 2003 increased from last year’s first quarter level of 50.7% reflecting the company’s continuing efforts to reduce its product costs, incremental margin derived from the acquisition of several of its former distributors and a favorable effect from foreign currency.

Operating expenses were $10,498,000 in the first quarter 2003, an increase of $2,027,000, or 24%, from operating expenses of $8,471,000 in last year’s first quarter primarily due to incremental operating expenses from six businesses acquired subsequent to the first quarter 2002. Operating expenses were also affected by spending in Australia to drive that operation’s sales increase, expenses associated with this year’s American Academy of Audiologists trade show, marketing costs in connection with the introduction of the Natura 3 product family and costs associated with design and development of our next generation integrated circuit, as well as an unfavorable effect from foreign currency.

Andy Raguskus, President and CEO, stated, “The hearing aid industry just posted its worst quarterly unit sales results in three years. With the market estimated to be down 3% year over year, Sonic Innovations increased total sales by 13%. Sonic Innovations has continued to acquire distribution and increase sales as the market has continued to contract from its peak year in 2000.”

Mr. Raguskus continued, “In April, we introduced 19 new advanced technology hearing aids, highlighted by our new Natura 3 product family containing our patented noise reduction technology. Early customer reaction is very encouraging and we hope to drive improved sales growth in the second quarter, despite existing negative market conditions. After putting the product launch expenses behind us, we are focused on containing selling, general and administrative expenses and gaining better leverage through the balance of the year.”

At March 31, 2003, Sonic Innovations had cash and marketable securities, including long-term marketable securities, of $33.8 million compared to $35.6 million at December 31, 2002.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. The company believes its hearing aids set the standard for consumer satisfaction because they are smaller, more comfortable and more reliable and deliver more natural sound than competing hearing aids.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning our expectations for new products leading to improved sales beginning in the second quarter 2003 and containing selling, general and administrative expenses to gain better leverage through the balance of the year. Actual results may differ materially and adversely from those described herein depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; problems with product manufacturing, distribution or market acceptance of our products, particularly our newer products where eventual market acceptance may not follow early indications; difficulties in relationships with our customers; delays in completing or introducing new products; regulatory requirements; difficulties in managing international operations; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; the effect of international conflicts and threats; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in Item 1 of our Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Wednesday, April 23, 2003 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free 800-201-1151, or 952-556-1576 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our web-site at

www.sonici.com. You may also visit our web-site for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call 800-615-3210 within the U.S., or 703-326-3020 outside the U.S., and enter confirmation code 103976 (available through April 28, 2003), or access the playback through our website.

Sonic Innovations, Inc. will be presenting at the 28th Annual Health Care Conference hosted by Deutsche Bank Securities on May 6, 2003 at 9:30 am. To hear a live broadcast of our presentation, please log onto www.cib.db.com/conferences/healthcare03/. An archive of this broadcast will also be available one hour after the presentation and will continue for 90 days.

Sonic Innovations, Inc.

Condensed Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2003	2002
Net sales	$17,014	$15,104
Cost of sales	7,795	7,441

Gross profit	9,219	7,663
Selling, general and administrative expense	7,968	6,313
Research and development expense	2,487	2,052
Stock-based compensation	43	106

Operating loss	(1,279)	(808)
Other income, net	557	389

Loss before income tax provision	(722)	(419)
Income tax provision	124	—

Net loss	$(846)	$(419)

Basic and diluted loss per common share	$(.04)	$(.02)

Basic and diluted weighted average number of common shares outstanding	19,824	19,348

Sonic Innovations, Inc.

Condensed Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
Current assets:
Cash and marketable securities	$29,618	$29,945
Accounts receivable	9,076	8,208
Inventories	6,814	6,485
Prepaid expenses and other	1,695	1,809

Total current assets	47,203	46,447

Long-term marketable securities	4,188	5,616
Property and equipment	5,740	5,862
Intangible assets	15,645	14,920
Other assets	2,206	1,901

Total assets	$74,982	$74,746

Current liabilities:
Accounts payable and accrued expenses	$15,350	$14,799
Current portion of long-term liabilities	30	102

Total current liabilities	15,380	14,901

Shareholders’ equity:
Common stock	21	21
Additional paid-in capital	113,461	113,434
Deferred stock-based compensation	(113)	(156)
Accumulated deficit	(52,430)	(51,584)
Accumulated other comprehensive income	2,066	1,533
Treasury stock, at cost	(3,403)	(3,403)

Total shareholders’ equity	59,602	59,845

Total liabilities and shareholders’ equity	$74,982	$74,746